UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2014

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11045 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

On April 4, 2014, Tandem Diabetes Care, Inc. (the “Company”) entered into an Amended and Restated Term Loan Agreement (the “Amended and Restated Term Loan Agreement”) with Capital Royalty Partners II L.P. (“Capital Royalty Partners”), Capital Royalty Partners II—Parallel Fund “A” L.P. (“CRPPF”) and Capital Royalty Partners II (Cayman) L.P. (“CRPC” and, together with CRPPF and Capital Royalty Partners, the “Lenders”) under which the Company may borrow up to $30.0 million. The Amended and Restated Term Loan Agreement amends and restates the Term Loan Agreement entered into between the Company and the Lenders in December 2012 (the “Original Term Loan Agreement”).

Pursuant to the Original Term Loan Agreement, the Company was provided access to up to $45.0 million in borrowings, of which $30.0 million was drawn as of the date of execution of the Amended and Restated Term Loan Agreement. Borrowings under the Amended and Restated Term Loan Agreement were used to refinance amounts outstanding under the Original Term Loan Agreement. Aggregate borrowings outstanding under the Amended and Restated Term Loan Agreement are $30.0 million.

The Amended and Restated Term Loan Agreement primarily amends the terms of the Original Term Loan Agreement to reduce the borrowing limit to $30.0 million, to reduce the applicable interest rate from 14.0 percent to 11.5 percent, and to extend the interest only payment period from December 31, 2015 to March 31, 2018. Interest is payable, at the Company’s option, (i) in cash at a rate of 11.5 percent per annum or (ii) 9.50 percent of the 11.5 percent per annum in cash and 2.0 percent of the 11.5 percent per annum as compounded interest. Interest-only payments are due quarterly on March 31, June 30, September 30 and December 31 of each year of the interest-only payment period. Thereafter, in addition to interest accrued during the period, the quarterly payments shall include an amount equal to the outstanding principal at March 31, 2018 divided by the remaining number of quarters prior to the end of the term of the loan. The Amended and Restated Term Loan Agreement provides for prepayment fees of 3% of the outstanding balance of the loan if the loan is repaid prior to March 31, 2015. The prepayment fee is reduced by 1% per year for each subsequent year until maturity.

Certain affirmative and negative covenants were also amended to provide the Company with additional flexibility. The principal financial covenants require that the Company attain minimum annual revenues of $30 million in 2014, $50 million in 2015, $65 million in 2016, $80 million in 2017 and $95 million thereafter.

On the same date, the Company entered into a new Term Loan Agreement (the “New Tranche Term Loan Agreement” and, together with the Amended and Restated Term Loan Agreement, the “Term Loan Agreements”) with Capital Royalty Partners, CRPPF, CRPC and Parallel Investment Opportunities Partners II L.P. under which the Company may borrow up to an additional $30.0 million on or before March 31, 2015, at the same interest rate and on the same key terms as the Amended and Restated Term Loan Agreement. The effectiveness of the Term Loan Agreements was subject to the execution of certain customary ancillary agreements and other customary closing conditions.

The foregoing description of the Term Loan Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amended and Restated Term Loan Agreement and the New Tranche Term Loan Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On April 9, 2014, the Company issued a press release regarding the Term Loan Agreements. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release, dated April 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

Date: April 9, 2014	/s/ David B. Berger
David B. Berger
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 9, 2014.

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